Rule 24b-2 Confidential Treatment
                                                     Brackets Indicate Omissions
                                                                    EXHIBIT 10.9

                              DEVELOPMENT AGREEMENT

         THIS AGREEMENT made as of September 24, 1990, by and between CarboMedics, Inc., a Texas corporation, having a place of business at 1300-B East Anderson Lane, Austin, Texas 78752 (hereinafter referred to as "CMI"), and Helix BioCore, Inc., 3905 Annapolis Lane, Minneapolis, Minnesota 55447 ("Helix").

         WHEREAS, under license agreement of even date herewith (the "License Agreement"), CMI has granted a license to Helix to use and sell a certain embodiment of a bileaflet mechanical cardiac valve prosthesis (hereinafter referred to as the "Valve") which is claimed under United States patent 4,692,165 (the "Licensed Product") and

         WHEREAS CMI manufactures and sells Pyrolite coated components for mechanical cardiac valve protheses using CMI's proprietary technology, which includes all knowledge and information relating to inventions, methods, systems, devices, processes, trade secrets and other confidential information used in the design, fabrication, inspection and testing of prosthetic heart valve components incorporating CMI's proprietary carbon materials Pyrolite and Biolite and other proprietary substrate materials (hereinafter referred to as "CMI's Proprietary Technology") and

         WHEREAS Helix desires to complete design development and clinical trials and have the Valve approved and manufactured for commercial production in the U.S. and international markets and

         WHEREAS CMI desires to manufacture mechanical heart valve components for the Valve and to undertake such work on a "best efforts" basis, all upon the terms and conditions set forth in the OEM supply contract of even date herewith between CMI and Helix (the "Supply Contract") and

         WHEREAS the research and development required to develop manufacturing processes for a mechanical cardiac valve prothesis and bring it to commercial market is expensive and the consideration agreed to in this Agreement is not, in itself, sufficient to induce CMI to enter into this Agreement and

         WHEREAS CMI is unwilling to incur the expense of such research and development without the additional consideration of a long-term supply contract to manufacture components for the Valve in commercial quantities and

         WHEREAS, under an option agreement of even date herewith, CMI has given Helix an option to license certain technology on the terms stated in such option agreement (the "Option Agreement") and

         WHEREAS the parties acknowledge and agree that the Supply Contract is partial consideration for the completion of the research and development project outlined in this Agreement,

         NOW, THEREFORE, in consideration of the premises and in reliance upon the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

         1. Purposes of Agreement. The purpose of this Agreement is to establish a program to complete the design and testing of the Valve, (the "Program") so that commercial distribution can begin.

         2. The Program.

                  2.1 Scope of the Program. In consideration of the Supply Agreement and Helix's payments in accordance with and subject to the terms of Section 3 hereof, the parties agree that:

                  a. As promptly as possible after the execution hereof, CMI and Helix will begin joint development and fabrication of a sewing cuff for the Valve.

                  b. CMI will perform preliminary tests of prototype Pyrolite components. Helix may, at its option, observe such tests. CMI will report the results of the tests to Helix. Helix will make such changes in the design as it deems necessary or desirable. CMI will cooperate with Helix in making changes necessary to facilitate manufacture of the design. Helix will have the sole right and responsibility to approve the design which is finally adopted.

                  c. CMI will provide Helix with Valve components in the quantities and sizes identified on Exhibit A, attached to and made part of this Agreement. Any Valve components manufactured in the course of the Program in excess of the quantities set out on Exhibit B will be supplied to Helix under the terms of the Supply Agreement before the beginning of the First Contract Year as that term is defined in the Supply Contract.

                  d. CMI will perform or cause to be performed with respect to the Valve components all accelerated wear testing and animal implants required by the United States Food and Drug administration ("FDA") under the guidelines in effect at the initiation of the Program and in accordance with GMP and GLP regulations.

                  e. Helix will provide CMI with a complete set of drawings for components for the Valve. CMI will provide drafting services to aid Helix in the preparation of such drawings.

                  f. Helix will have the responsibility for obtaining all approvals required by the FDA. CMI will provide information to the FDA in the areas of its expertise as required by the FDA.

                  g. CMI will provide Helix with access to and information regarding CMI's final inspection procedures for the components.

                  h. Helix will be solely responsible for (i) manufacturing the sewing cuff except as set forth in Section l(e) of the Supply Contract, (ii) final assembly of all components, (iii) sterilization and packaging of the Valve, (iv) design and fabrication of the auxiliary instrumentation and (v) preparation of all labels including instructions for use.

                  2.2 Program Schedule. Work on the Program will be scheduled for completion as set forth in the schedule in Exhibit B attached to and made part of this Agreement (the "Program Schedule"). CMI will use its best efforts to meet the deadlines set forth in the Program Schedule but does not guaranty that such deadlines can be met because the Program Schedule assumes that there are no unforeseen technical difficulties and that all current assumptions related to the design of the Valve are proven correct. The Program Schedule does not allow for redesigns or reiteration of any step. For purposes of this section, and section 3 below, and section 17.1 below the term "unforeseen technical difficulties" will include but not be limited to material-related difficulties; failure in any FDA or CMI-recommended test; and process-related events that prevent CMI from meeting the final specifications.

         3. Program Price. In consideration of the work to be performed under this Agreement, Helix will pay CMI $2.39 million. Such sum will be payable in the installments set out on Exhibit B. The first installment will be due upon signing this Agreement. Each remaining installment will be due and payable before CMI begins the applicable activity. This price is based upon the assumption that the Program will proceed without encountering delays caused by unforeseen technical problems and without changes to the drawings and/or specifications. The parties agree that if such delays or changes occur, Helix will bear the reasonable cost of such delays or changes as additional charges to be paid before correction of the delay or problem is attempted by CMI, with Helix's approval.

         4. Periodic Reports.

                  4.1 Progress Reports. Within 15 business days after the end of every second calendar month, CMI will submit to Helix a written status report detailing CMI's efforts during the two preceding months and the results thereof. CMI will also submit to Helix CMI's best estimate of the tasks to be accomplished during the next two calendar months.

                  4.2 Progress Reviews. The parties will undertake joint progress reviews as indicated in Exhibit B and at such other times as may be mutually agreed to at CMI's facility.

         5. Changes in Specifications. During the term of this Agreement Helix will have the right, exercisable at any time or from time to time, to make any changes(s) in the drawings or specifications. Helix acknowledges that any such change may affect the costs or schedule or both.

         6. Proprietary Rights; Inventions. Helix agrees that any invention, discovery or improvement, patentable or not, that is related to CMI's Proprietary Technology and is created, conceived or reduced to practice in the performance of this Agreement by CMI will be the exclusive property of CMI.

         7. Tooling and Fixtures. All tooling and fixtures which are designed and built using funds provided by Helix will be the exclusive property of CMI. Upon completion of the Program and commencement of production of components for Helix, CMI will deliver to Helix, free of charge, the two wear testers used in the development process.

         8. Confidentiality and Proprietary Rights.

                  8.1 General. All knowledge and information which either party may acquire from the other pursuant to the terms of this Agreement respecting inventions, methods, systems, devices, processes, improvements, trade secrets and other private matters (hereinafter referred to as the "Information"), will for all time and for all purposes be regarded as strictly confidential and held in trust solely for the benefit and use of the party disclosing such Information, and it is agreed that the use or public disclosure of any such Information by the party receiving it would be wrongful and would cause irreparable injury to the disclosing party.

                  8.2 Confidential Information of CMI. Without limiting the generality of subsection 8.1 above, all CMI's information, inventions, improvements, drawings, special tooling, fixtures, data, manufacturing techniques, processes and research and development relating to the manufacture, inspection and testing of the components will be the sole property of CMI.

                  8.3 Confidential Information of Helix. Without limiting the generality of Section 8.1 above, all Helix's proprietary information, inventions, improvements, drawings, technology, research and development and other rights of Helix in prosthetic cardiac components and devices will be the sole property of Helix. Helix will acquire no interest in CMI's Proprietary Technology, or in the manufacturing tolerances or other related information as a result of the execution and performance of this Agreement.

                  8.4 Procedures for Maintaining Confidentiality. Each party agrees to maintain the confidentiality of any Information and to that end agrees as follows:

                  (a) Not to make any use whatsoever of any Information except for the purpose for which it is supplied, either for itself or any other person, firm or corporation;

                  (b) Not to reveal any Information to third parties, without the prior written approval of the disclosing party except that CMI may reveal such Information to third parties who are bound by confidentiality agreements to the extent such parties need to know the Information to provide services required by CMI pursuant to this Agreement or the Supply Contract;

                  (c) To keep all Information strictly secret and confidential and to that end, without limiting the generality of the foregoing, to cause all written materials relating to or containing any Information to be plainly marked to indicate the secret and confidential nature thereof, and to prevent unauthorized use or reproduction thereof;

                  (d) To maintain such Information in controlled files accessible only to authorized personnel;

                  (e) To limit access to said Information to those of its employees who are cleared for access to restricted areas within each party's facilities, which employees shall first have executed a confidentiality agreement which requires, among other things, that such employee will maintain the secrecy of all confidential information which such employee may obtain in the course of employment;

                  (f) In the event the receiving party receives a request to disclose all or any part of the Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction, the receiving party agrees to (i) notify immediately the disclosing party of the existence, terms and circumstances surrounding such request; (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such Information is required, exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Information as must be produced or disclosed.

                  8.5 Exceptions. The foregoing restrictions will not apply to any information which is (i) known to the receiving party prior to receipt thereof from the disclosing party as evidenced by such receiving party's written records kept in the ordinary course of its business, or (ii) of public knowledge without breach by the receiving party of its obligations hereunder, or (iii) rightfully received by the receiving party from a third party without restriction on disclosure or use, or (iv) disclosed by the disclosing party to a third party without restriction on disclosure or use, or (v) independently developed by personnel of the receiving party who have not had access to or knowledge of the contents of the disclosing party's disclosure, or (vi) disclosed after receiving the written consent therefor of an authorized officer of the disclosing party; provided that in each event, the receiving party can demonstrate same to the reasonable satisfaction of the disclosing party.

         9. Excusable Delay or Failure to Perform. Neither party will be liable for a delay in performance of or failure to perform an obligation under this Agreement (except an obligation to make payment promptly when due), if and to the extent such delay or failure is attributable to any cause beyond the reasonable control of such party to prevent. Such causes may include, but are not limited to act of God, act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, or a failure of suppliers, subcontractors or carriers, or inability to obtain required materials or qualified labor, which are reasonably beyond the control of the defaulting party to prevent. The party affected will give prompt notice of the cause to the other party, and will resume performance with reasonable diligence upon cessation of the cause of the delay or failure.

         10. CMI's Representations and Warranties.

                  10.1 Performance of Obligations. CMI hereby represents and warrants to Helix that CMI will faithfully perform all of the obligations, covenants and agreements on its part to be performed as set forth in this Agreement within the time limitations imposed with respect to such obligations.

                  10.2 Disclaimer of Warranties. The parties acknowledge and agree that components manufactured under this Agreement will be for development purposes only and not manufactured in commercial quantities. Therefore CMI makes no warranty of any kind. CMI EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SUCH COMPONENTS, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

         11. Helix's Representations and Warranties. Helix will faithfully and fully perform all of the obligations, covenants and agreements on its part to be performed as set forth in this Agreement within the time limitations imposed with respect to such obligations.

         12. Use of Information Developed by Helix. The design, engineering, research, technology and the like which may be developed solely by Helix in connection with its continuing improvement of existing designs or development of new designs for the Valve will belong exclusively to Helix and may be incorporated in Helix's future specifications.

         13. Helix's Covenants.

                  13.1 Non-Liability of CMI.

                           (a) Limitation on CMI's Responsibility. Under no
                  circumstances will CMI be liable or responsible for direct, incidental, consequential and/or special damages arising out of any breach of this Agreement or out of the use or implantation of prostheses employing components supplied hereunder including, but not limited to, damage to property of Helix or of other persons, or for injury to or death of any person.

                           (b) Helix's Responsibility. CMI will have no control
                  over the uses to which the components will be devoted, or over the circumstances of their use, storage, handling, distribution or application. Helix will assume full responsibility with respect to the use of any Component or information furnished by CMI hereunder, and it is mutually agreed that CMI assumes no liabilities of any kind with respect to the use by Helix or any third party of such components or information.

                           (c) Hold Harmless. If Helix undertakes to supply the
                  components in any form to others, it does so in its own discretion and upon its own judgment as to risk. Helix agrees, at its own expense, to defend, indemnify and hold harmless CMI from and against any and all claims, suits, actions, damages, costs, losses, and expenses (including but not limited to court costs, attorney's fees and all other expenses of litigation) for injury to or death of any person, or for damage to any property, arising from or out of or in connection with the design, manufacture, sale, implantation or use of any Component supplied under this Agreement, regardless of whether such injury, death or damage are caused in whole or in part by the negligence of CMI or whether CMI is held strictly liable for such injury, death or damage. It is the express intention of the parties hereto, both CMI and Helix, that the indemnity obligations and liabilities assumed by Helix in this paragraph be without monetary limit and without regard to causes thereof including but not limited to any failure to warn, strict liability, or the negligence of CMI, its officers, agents or employees, whether the negligence be sole, joint, or concurrent, active or passive.

         Helix further agrees, at its own expense, to defend, indemnify and hold harmless CMI from and against any and all claims, suits, actions, damages, costs, proceedings, losses and expenses (including but not limited to attorney's fees) based on any claim that a design or design modification developed by Helix, alone or with CMI, infringes a patent of another.

         CMI will, at its own expense, defend, indemnify and hold Helix harmless from and against any and all claims, suits, actions, damages, costs, proceedings, losses and expenses (including but not limited to attorney's fees) based on any claim that CMI's manufacturing processes or the materials used in the fabrication or coating of the components infringe the patent of any third party.

                  (d) Product Liability Insurance. Helix and/or its successor and assigns will maintain general liability insurance, written on an occurrence basis, during the term of this Agreement in the minimum amount of $5 million. Said insurance must be obtained by Helix before any Valve components suitable for human implant will be delivered by CMI to Helix. The product liability insurance so maintained will be written by an insurance carrier acceptable to CMI, include CMI as an additional insured, and contain an endorsement to provide CMI with at least 30 days prior written notice of any cancellation, non-renewal, or coverage reduction. This insurance coverage will survive termination of this Agreement and will, in any event, provide coverage during the period any components supplied by CMI under the terms of this Agreement remain implanted in any living patient. CMI may demand evidence of coverage at any time during the term of this Agreement and during the period Helix is required to maintain coverage thereafter. In the event Helix fails to provide CMI with evidence of the product liability insurance required to be maintained pursuant to the provisions of this paragraph and the failure continues for 10 business days following Helix's receipt of a notice advising Helix of its failure to provide such evidence, then at any time thereafter during the pendency of such failure, CMI will have the option in its sole discretion to purchase the insurance required herein and bill Helix for the entire cost of such insurance or to terminate this Agreement.

                  13.2 Patent Infringement. Helix will in no manner infringe any patent or claim to patent held or asserted by CMI except the patent pertaining to the Licensed Product but only to the extent permitted in the License Agreement.

                  13.3 Use of Information Developed by CMI. The procedures, methodology, processes, techniques and the like which may be developed or learned by CMI relating to the use of CMI's Proprietary Technology in connection with its manufacture of components for Helix will belong exclusively to CMI and may be incorporated in CMI's general manufacturing operations. The tolerances and other information relating to CMI's Proprietary Technology developed by CMI and incorporated in the drawings developed by CMI for the manufacture of the components for the Valve will remain the exclusive confidential and proprietary property of CMI. All claims in the patent pertaining to the Licensed Product remain the sole and exclusive property of CMI except to the extent licensed to Helix under the License Agreement.

         14. Infringement. Should any action be commenced alleging that the claims in the patent pertaining to the Licensed Product infringe the claims of any Letters Patent or that the patent is invalid, each party will have the rights and obligations set out in the License Agreement.

         15. Term and Termination.

                  15.1 Term. The term of this Agreement will commence on the date first written above and will continue in effect until completion of the Program.

                  15.2 Termination by Helix. Notwithstanding the foregoing, Helix will have the right to terminate this Agreement on 30 days prior written notice to CMI, subject to the survival of all confidentiality and indemnification provisions, and of all monetary obligations for work, services, and equipment previously performed or contracted by CMI under the Development Agreement.

                  15.3 Termination by CMI. Each payment pursuant to Section 3 of this Agreement is due and payable before CMI begins the activity for which payment is allocated. If Helix fails to make any such payment and such failure continues for 30 days after the date of CMI's invoice for such payment, then CMI may terminate this Agreement immediately upon written notice. If any other payment to CMI is in arrears for 15 days after the due date, or if Helix defaults in performing any of the other provisions of this Agreement and such default continues for a period of 30 days, or if Helix is adjudicated bankrupt or becomes insolvent, or enters into a composition with creditors, or if a receiver is appointed, then CMI will have the right to terminate this Agreement immediately upon written notice to Helix.

         16. Relationship of Parties. The relationship between CMI and Helix as established by this Agreement is that of independent contractors. As such, subject to the provisions of this Agreement, CMI and Helix each will conduct their respective business at their own initiative, responsibility and expense, and each will have no authority to incur any obligation on behalf of the other.

         17. Miscellaneous.

                  17.1 Assignment. Helix will have the right to assign its rights or delegate its obligations under this Agreement, either in whole or in part to any company controlling, controlled by or under common control with Helix or succeeding to the entire business of Helix. Assignment of rights and obligations by Helix is contingent upon the successor's agreement in writing to CMI to continue the development project for the Licensed Product per this Development Agreement and specifically as it pertains to the work and payment schedules set forth in Exhibit B. It is the intent of Helix and CMI, barring any unforeseen technical difficulties, the development project will proceed in a rapid, continuous manner to successfully develop the Licensed Product. Failure of the successor to Helix to reaffirm this intent in writing will constitute a default under this Agreement. CMI may freely assign this Agreement to any entity controlling, controlled by or under co on control with CMI or to a successor of the entire business of CMI.

                  17.2 Choice of Law. This Agreement has been entered into in Travis County, Texas, and will be deemed made under the laws of the State of Texas and for all purposes will be governed by, enforced under and construed in accordance with the laws of said state, without regard to principles of conflicts of law. In the event that any action is ever commenced by CMI or Helix with respect to matters which are the subject of this Agreement, Helix covenants and agrees to commence such action only within the State of Texas if it is the plaintiff. Helix agrees and hereby does submit to the jurisdiction of the State of Texas in the event that it is the defendant in any such action and hereby constitutes and appoints the Secretary of State for the State of Texas as its agent for service of process in connection with the bringing of any such litigation by CMI.

                  17.3 Setoffs. CMI reserves the right to set off any amounts it owes Helix against any amounts Helix owes it.

                  17.4 Waiver and Delay. No delay or omission by any party in enforcing any of the terms or conditions of this Agreement will be construed as a waiver thereof, and no waiver of any conditions, breach or default will be construed or determined to be a waiver of any other or subsequent conditions, breach or default or a bar to the enforcement of such terms and conditions on any future occasion.

                  17.5 Notices. All notices required or permitted hereunder, will be effective upon their receipt and will be given in writing and delivered in person or by certified or registered mail, postage prepaid, addressed to the attention of the president of each respective company at the respective address first above written or such other address as may be given by notice.

                  17.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under the applicable law, but if such provision is or becomes invalid or unenforceable under such law, then such provision will be reformed in order to conform to applicable law. If such reformation is not possible, then such provision will be ineffective only to the extent of such unenforceability or invalidity, and the remainder of the Agreement will continue to be binding and in full force and effect.

                  17.7 Merger. This Agreement, together with the License, Supply and Option Agreements, constitutes the entire understanding of the parties with respect to this subject matter and supersedes all prior agreements, understandings, discussions, and communication between the parties respecting such subject matter. No modification of this Agreement will be effective unless made in writing and signed by a duly authorized officer of each party.

                  17.8 Benefit. This Agreement will be binding upon and will inure to the benefit of the parties, their legal representatives, successors and assigns, provided that the provisions with respect to assignment and delegation are fully complied with.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HELIX BIOCORE, INC.                 CARBOMEDICS, INC.


By:/S/ M.A. Villafana                       By: /S/ Terry Marlatt

Title: CEO                                     Terry Marlatt, President

Printed Name: M.A. Villafana


                       GMP DEVELOPMENT VALVE COMPONENT SET



[*]





                                    EXHIBIT A
-----------------
[*] Denotes confidential information omitted pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. The Securities and Exchange Commission granted the company's confidential treatment request in connection with this information.


                          PROGRAM AND PAYMENT SCHEDULE



[*]





                                    EXHIBIT B
-----------------
[*] Denotes confidential information omitted pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. The Securities and Exchange Commission granted the company's confidential treatment request in connection with this information.